EXHIBIT 4.2





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                                VTEL CORPORATION
                        INCENTIVE STOCK OPTION AGREEMENT


         VTEL CORPORATION, a Delaware corporation (the "Company"), hereby grants to Optionee this Incentive Stock Option to acquire ( ) Shares pursuant to the Plan, WHICH OPTION SHALL BE SUBJECT TO, AND HEREBY INCORPORATES BY REFERENCE, ALL OF THE PROVISIONS OF THE PLAN; provided, however, that where the provisions of the Plan permit the provisions of the Option to control, such provisions of this Option shall control; and provided, further, that express references herein to provisions of the Plan are for convenience, and inclusion or omission of such reference(s) shall not affect the construction of the terms and provisions of this Option.

         1.       EXERCISE PRICE.  The Exercise Price is              ($      ).
                                                         -------------  ------

         2. EXERCISE OF OPTION. This Option shall be exercisable during its term as follows:

                  (i)      Right to Exercise.

                           (a) This  Option  shall  be  exercisable  under  this
                  paragraph 2(i)(a) that number of full Shares (less Shares previously acquired) equal to the product of (i) the number of Shares initially subject to this Option, and (ii) a fraction whose numerator the number of full calendar months (not in excess of ) of Continuous Status as an Employee or Consultant which have elapsed between the Date of Grant and such date of exercise, and whose denominator is , being exercisable in full after .

                           (b) This Option may be  exercised in whole or in part
                  at any time; provided, however, that where the Optionee Separates prior to , all or any portion of such Shares acquired which could not have been acquired on or prior to the date of Separation through an exercise limited as provided in paragraph 2(i)(a) ("Repurchasable Shares") shall be subject to repurchase by the Company, upon a payment equal to the Exercise Price, at any time within sixty (60) days immediately following the date of such Separation. The Company shall exercise its right to purchase Repurchasable Shares by written notice(s) (the "Repurchase Notice") to the Optionee (or successor). Each Repurchase Notice shall state that the Company is exercising such right, specify the number of Repurchasable Shares to be repurchased, and specify a closing date (at the principal office of the Company) not less than five (5), nor more than thirty (30), days from the date of delivering the Repurchase Notice.

                  (ii) Method of Exercise. This Option shall be exercisable from time to time by written notice from the Optionee which shall state the number of Shares in respect of which this Option is being exercised, and which shall contain or be accompanied by such other representations and agreements as may be required by the Committee in accordance with the provisions of the Plan. The written notice shall be accompanied by payment of the Exercise Price for the Shares to be acquired.

                  (iii) Compliance With Law. No Shares will be issued pursuant to the exercise of this Option unless the Company reasonably determines that such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.

                  (iv) Non-Statutory Option. Notwithstanding the provisions of the first paragraph hereof, any Shares subject to this Option which are in excess of the limitations of Section 5(c) of the Plan (after taking into account any previously granted Incentive Stock Option(s)) will be deemed granted under a Non-Statutory Stock Option but will in all other respects remain subject to the terms hereof.

         3. METHOD OF PAYMENT. The Exercise Price of any Shares purchased shall be paid in cash, by check, by delivery of other Shares having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Shares as to which this Option is being exercised by delivery of Shares or, if permitted by the Committee in its sole discretion, with a promissory note (and security) acceptable to the Committee, or by a combination of the above.

         4.       TERMINATION OF OPTION PERIOD.       The unexercised portion of
this Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (I) thirty (30) days after the Optionee's Separation, other than a Separation by reason of death or Disability;

                  (II)    one (1) year after Separation by reason of Disability;

                  (III)   one (1) year after Separation by reason of death;

                  (IV) three (3) months after Optionee's death within th period following Separation described in (i); and

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                  (V)     the tenth (10th) anniversary of the Date of Grant.

         5. EARLY DISPOSITION OF STOCK. Optionee hereby agrees that if Optionee disposes of any Shares received under this Option either (i) within one (1) year after the exercise date with respect to such Shares, or (ii) within 2 years after the Date of Grant of this Option, Optionee will notify the Company in writing within thirty (30) days after the date of such disposition.

         6. NON-SOLICITATION. Without limiting the generality of any other agreements of the parties, this Option is being issued in consideration for Optionee's agreement that for twelve (12) months after Separation Optionee shall not, directly or indirectly, without the prior written consent of the Company
(a) solicit or induce any employee of or consultant to the Company to leave the employ of, or terminate the consulting relationship with, the Company or (b) solicit or accept from any customer of the Company business which competes with the business objectives of the Company. In the event of the breach of the provisions of this Section 6(a) and/or (b), in addition to the Company's right to enforce the provisions of this Section 6(a) and/or (b) to the maximum extent permitted by law, this Option automatically shall become null and void (except as to this Section 6) and, at the Company's sole discretion, evidenced by a written notice delivered to the Optionee within 180 days following the first date on which the President of the Company has actual knowledge of such a breach, the Company may notify the Optionee that he or she shall be required to return to the Company either (1) all Shares previously acquired through the exercise of this Option, in exchange for the Company's payment to the Optionee of the Exercise Price of each returned Share, (2) the portion of the proceeds of the sale of such Shares which exceeds the Exercise Price of such Shares, or (3) both.


DATE OF GRANT:
GRANT NUMBER:

                                  VTEL CORPORATION
                                  A DELAWARE CORPORATION


                                  By:
                                     ---------------
                                      President


                             OPTIONEE ACKNOWLEDGMENT

         Optionee acknowledges receipt of a copy of the Plan, which is annexed hereto as Exhibit A. Optionee represents that Optionee has read the terms and provisions of the Plan and this Option, and accepts this Option subject to all of such terms and provisions.


                                  By:
                                     ---------------
                                      Optionee



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